UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement.

On September 27, 2017, Function(x) Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Bump Digital, LLC (“Bump”). The License Agreement has a term of one year and provides that Bump will (i) exclusively manage all Facebook pages owned by the Company and (ii) create no less than ten pieces of content per day for the Company’s Wetpaint.com website. The agreement provides for termination if performance and revenue standards are not met, if Bump fails to provide the Company with reports relating to revenue received, or if there is a material discrepancy between revenues reported and the calculation of payments due to the Company. The License Agreement also provides for adjustments in favor of the Company if Bump fails to meet performance standards and for adjustments in favor of Bump if Wetpaint.com and/or the ad server are not accessible to Bump, or the Company’s photo licensing agreement are not maintained. Bump shall pay the Company a monthly fee calculated as 50% of net revenue received by Bump relating to traffic sent to links other than Wetpaint.com from the Company’s Facebook pages (excluding revenue derived from content created on Wetpaint.com by the Company) less $10,000 and 50% of the revenue generated on Wetpaint.com. Bump shares in gross revenue from traffic purchased by the Company, without deduction for traffic acquisition costs.

The description of the terms of the License Agreement is for information purposes only and is qualified in its entirety by the terms of the License Agreement filed herewith as Exhibit 10.1.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mitchell Nelson, a Director and the Company’s Executive Vice President and Corporate Secretary, has advised the Company that he is resigning as a director, officer and employee of the Company and any affiliates, effective as of September 29, 2017.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.    Description
10.1        License Agreement dated September 27, 2017 between Function(x) Inc. and Bump Digital LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC. By: /s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman Title: Executive Chairman and Chief Executive Officer
DATE: September [28], 2017